EXHIBIT 23.02

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Concur Technologies, Inc. and subsidiaries (the “Company”) of our report dated December 7, 2004, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2004.

DELOITTE & TOUCHE LLP

Seattle, Washington

December 13, 2004